Exhibit 99.1

NEWS RELEASE	#18-08

CARBO® Announces Second Quarter 2018 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

HOUSTON, TX (July 26, 2018) – CARBO Ceramics Inc. (NYSE: CRR) today reported financial results for the second quarter of 2018.

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Revenue for the second quarter of 2018 of $58.0 million, an increase of 33% year-on-year and 17% sequentially, resulting from solid revenue growth in our oilfield, industrial and environmental sectors.

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Revenue growth contributed to a strong Adjusted EBITDA incremental margin of 55% year-on-year; an improvement from an Adjusted EBITDA incremental margin of 42% year-on-year in the first quarter of 2018.

•	Expect strong sequential and year-on-year growth in revenue and Adjusted EBITDA for the third and fourth quarters of 2018, resulting in positive EBITDA for entire second half of 2018.
•	Management reiterates 2018 full year revenue guidance of approximately $250 million.

CEO Gary Kolstad commented, “Our results continue to improve as we execute on our transformation strategy to diversify our revenue streams and return the company to profitability.  Revenue for the second quarter of 2018 increased 33% year-on-year driven by solid performance in all three business sectors.  Our growing top line revenue, and improved sales mix, contributed to a strong Adjusted EBITDA incremental margin of 55% year-on-year.

Oilfield sector revenue grew 34% year-on-year, and comprised approximately 80% of consolidated revenue.

“Oilfield technology ceramic revenue grew 61% year-on-year.  As previously noted, we expected to see healthy ceramic technology product sales during the second and third quarters of 2018 driven in part by KRYPTOSPHERE® sales.

“STRATAGEN®, our fracture consulting group, is seeing strong revenue growth as revenue increased 59% year-on-year.  Our client list is expanding in North America as well as internationally.

“Overall, we expect modest improvement in base ceramic revenue for the year compared to 2017.  Second quarter base ceramic revenue was down 17% year-on-year (adjusted for the sale of our Russian ceramic business), with the decline primarily due to work shifting to the second half of 2018.  We continue to be successful in reducing our reliance on base ceramic.  Base ceramic sales made up approximately 80% of our revenue in 2014 compared to approximately 20% year-to-date.

“Frac sand revenue increased 126% year-on-year.  Frac sand provides cash flow generation and the opportunity to stay in front of our clients to promote our technology products.

Industrial sector revenue grew 28% year-on-year, and comprised approximately 6% of consolidated revenue.

“Industrial ceramic revenue grew 37% year-on-year.  Recently introduced industrial ceramic technology products are having a positive impact on our revenue growth.  In addition, our idled plant assets are being evaluated for many different contract manufacturing opportunities.  Discussions continue with a number of industrial companies interested in contract manufacturing of products and we are assisting clients with product development utilizing our unique processing systems such as pelletizing, resin coating, chemical infusion, heat treatment and particle size manipulation.  Third quarter contract manufacturing projects have already begun

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics Second Quarter 2018 Earnings Release

July 26, 2018

and we are excited about the financial benefit that contract manufacturing will bring the Company, as these idle plant assets are put to work producing cash.

Environmental sector revenue grew 29% year-on-year, and comprised approximately 14% of consolidated revenue.

“ASSETGUARDTM revenues for the second quarter of 2018 increased 29% year-on-year driven by increased GROUNDGUARD® sales and other manufactured products.  We continue to invest in this business to grow our suite of high value, technology products.  During the quarter, we completed an enhancement to our manufacturing facility to create a new slip-resistant GROUNDGUARD,” Mr. Kolstad said.

Second Quarter 2018 Results

Revenues for the second quarter of $58.0 million increased 33%, or $14.4 million, compared to revenue of $43.6 million in the same period of 2017.  The largest contributors to this increase were oilfield technology products, frac sand, environmental products and industrial products.

The year-on-year increase in revenue contributed to an incremental gross margin of 85%.

Operating loss for the second quarter of 2018 improved to $12.8 million as compared to $23.7 million in the same period of 2017, primarily due to increased sales combined with a reduction in certain fixed structural costs.  Approximately 75% of the operating loss for the second quarter of 2018 consisted of non-cash expenses.

Technology and Business Highlights

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In the Utica, a large independent operator implemented a completion design using a ceramic proppant blend that included KRYPTOSPHERE LD 35, ECONOPROP® 30/50 and CARBOLITE® 40/70.  The well has proven to be the second best Utica producer.  The best Utica well, which also used CARBO ceramic proppant, has now produced almost 4.7 BCF/1000 ft in 34 months of production.

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CARBOAIR® continues to assist us in increasing the number of repeat clients.  During the quarter, a large independent operator employed the technology on a second well in the Marcellus.  CARBOAIR, a new ultra-lightweight proppant, has 28% lower density than sand, resulting in significantly more volume per pound and exceptional transport characteristics. The job was successfully pumped as designed and increased the effective fracture dimensions and overall contact area within the reservoir compared to sand.

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In California, KRYPTOSPHERE LD, a highly conductive, low-density proppant, was deployed in a geothermal application.  The client employed the KRYPTOSPHERE technology due to its high quality and ability to withstand the harsher conditions found in geothermal wells.  Based on the success of this project, we are designing additional treatments with the product.

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CARBOAIR was employed on a horizontal open hole gravel pack in the North Sea for a large international oil company.  This technology was utilized due to its transport capabilities and ability to provide a more thorough gravel pack at lower pumping rates.  Several more jobs are planned.

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KRYPTOSPHERE LD continued market expansion during the quarter with jobs in Northern Latin America, the North Sea and additional clients in the Gulf of Mexico (GOM). The North Sea application combined the technology with CARBO’s resin-coating technology, CARBOBOND®.

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The GUARD® family of proppant-delivered production assurance technologies continued to gain new clients in highly prolific shale basins across North America, as well as a new GOM client using the KRYPTOSPHERE version

CARBO Ceramics Second Quarter 2018 Earnings Release

July 26, 2018

of SCALEGUARD® to safeguard against long term scale development.  The GUARD technologies are a highly efficient, effective and simple way to protect against production issues from the tip of the fracture throughout the entire production system.  SCALEGUARD® has now been used in thousands of frac stages.  New GUARD technologies including SCALEGUARD ULTRA, PARAGUARD™ and SALTGUARD®, continue to progress toward full commercialization.

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In June, OSHA completed an onsite evaluation of a foundry that converted to ACCUCAST® from silica sand to address the new OSHA regulation for Permissible Exposure Limits (PEL).  ACCUCAST, high-performance ceramic casting media, eliminates employees' exposure to respirable silica dust.  For the first time in 44 years, the foundry’s finishing department measured below PEL and easily passed total airborne dust standards.  Beyond the safety benefits, ACCUCAST media creates much cleaner castings with improved dimensions and substantial cost savings.

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CARBOGRIND® business continues to grow due to its exceptional performance as part of our recently expanded portfolio of grinding products. The introduction of CARBOGRIND Plus and CARBOGRIND XT has more than tripled the CARBOGRIND product offerings. CARBO now offers grinding media in sizes from 0.8mm to 60mm and apparent specific gravity from 2.6 to 3.7 with additional offerings available later this year.

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STIMPRO® 2018, a matrix acid stimulation simulator, which contains significant improvements and numerous new features, was released during the quarter.  The new version includes a new Carbonate Acidizing Model based upon the semi-empirical method that is a more modern technique of estimating worm hole growth in carbonate formations.  The new carbonate acidizing model is more accurate than the prior model and provides users greater flexibility in treatment design.  The new release includes a Dual Injection feature which enables users to simulate acidizing treatments injected down the annulus and tubing simultaneously.

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ASSETGUARD® introduced a new AQUAGUARD™ floating lid system for a Bakken basin client.  The client has committed to purchase several lid systems this year citing a number of benefits including improved insulation, excellent durability, better wind resistance, and fast installation.  AQUAGUARD lid systems save water that would otherwise be lost to evaporation, and its durable design will deliver years of trouble-free use.  AQUAGUARD is now being marketed across North America.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, "Based on our client discussions and current industry activity, we continue to estimate our full year 2018 revenue to approximate $250 million.  As a result, we expect continued improvement in revenue and positive EBITDA with strong incremental margins year-on-year in the second half of 2018.

Oilfield Sector:

“Our ceramic technology backlog for KRYPTOSPHERE, the GUARD family, and CARBOAIR products is much stronger for the remainder of the year relative to the first half of 2018.

“Demand for completion designs that drive higher production and EUR, and ultimately higher economic returns, is driving STRATAGEN revenue growth.  In response to this demand, we are expanding our team of consultants.

“We had multiple large jobs push out of the second quarter, due to well-related operational problems and rig start up delays.  We anticipate base ceramic revenue will be stronger in the second half of 2018.

CARBO Ceramics Second Quarter 2018 Earnings Release

July 26, 2018

“We expect frac sand sales to see some pressure in the second half of 2018, specifically as it applies to third party sales volumes, as more regional sand mines come online.  Despite the potential impact of these new entrants on third party sales, we anticipate 2018 frac sand sales to approximate our stated annual capacity of 1.4 million tons.

Industrial Sector:

“We expect to see a strong increase in contract manufacturing sales in both the third and fourth quarters of 2018.  In addition, we anticipate continued product adoption of CARBOGRIND, a superior grinding ceramic media.

Environmental Sector:

“ASSETGUARD’s new slip-resistant product opens up new revenue streams both in the oilfield and industrial sectors.  The recent investment in our manufacturing facility also increases our ability to continue to grow our product portfolio.  We anticipate ASSETGUARD will continue to show revenue growth in the second half of 2018.

“Building upon our positive momentum exiting the first half of 2018, we expect the continued execution of our transformation strategy to produce higher revenue, positive EBITDA, and a higher cash position in the second half of 2018,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s second quarter 2018 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10121717

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through August 2nd, 2018 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10121717.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.  The Company has two reportable operating segments: 1) oilfield and industrial technologies and services and 2) environmental technologies and services.

CARBO Oilfield Technologies – is a leading provider of market-leading technologies to create engineered production enhancements solutions that help E&P operators to design, build and optimize the frac – increasing well production and estimated ultimate recovery, and lower finding and development cost per barrel of oil equivalent.

CARBO Industrial Technologies - is a leading provider of high-performance ceramic media and industrial technologies engineered to increase process efficiency, improve end-product quality and reduce operating cost. Our minerals

CARBO Ceramics Second Quarter 2018 Earnings Release

July 26, 2018

processing and custom manufacturing services help bring new products to market faster and meet customer demands while minimizing investment.

CARBO Environmental Technologies – is a leading provider of spill prevention and containment solutions that provide the highest level of protection for clients’ assets and the environment in oil and gas and industrial applications. Our range of innovative products feature a proprietary polyurea coating technology that creates a seamless, impermeable, maintenance-free layer of protection.

For more information, please visit www.carboceramics.com.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled "Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA" below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow –

CARBO Ceramics Second Quarter 2018 Earnings Release

July 26, 2018

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(In thousands except per share)		(In thousands except per share)
Revenues	$57,989	$43,572	$107,356	$78,242
Cost of sales (exclusive of depreciation and amortization shown below)	50,818	46,138	101,788	89,025
Depreciation and amortization	8,323	10,867	16,735	22,108
Gross loss	(1,152)	(13,433)	(11,167)	(32,891)
SG&A expenses (exclusive of depreciation and amortization shown below)	10,685	9,623	20,292	19,779
Depreciation and amortization	620	642	1,234	1,283
Loss on sale of Russian proppant business	350	—	350	—
Gain on disposal or impairment of assets	(55)	—	(59)	—
Operating loss	(12,752)	(23,698)	(32,984)	(53,953)
Other expense, net	(2,053)	(1,623)	(4,093)	(3,524)
Loss before income taxes	(14,805)	(25,321)	(37,077)	(57,477)
Income tax expense (benefit)	7	(499)	7	(211)
Net loss	$(14,812)	$(24,822)	$(37,084)	$(57,266)
Loss per share:
Basic	$(0.55)	$(0.93)	$(1.38)	$(2.15)
Diluted	$(0.55)	$(0.93)	$(1.38)	$(2.15)
Average shares outstanding:
Basic	26,931	26,665	26,860	26,636
Diluted	26,931	26,665	26,860	26,636

Disaggregated Revenue	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2018	2017	2018	2017
Technology products and services	$12,786	$8,526	$22,656	$17,730
Industrial products and services	3,269	2,552	6,562	4,418
Base ceramic and sand proppants	33,733	26,124	63,038	44,675
Oilfield and Industrial Technologies and Services Segment	49,788	37,202	92,256	66,823
Environmental Technologies and Services Segment	8,201	6,370	15,100	11,419
Total	$57,989	$43,572	$107,356	$78,242

(Loss) income before income taxes	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2018		June 30, 2018
	2018	2017	2018	2017
Oilfield and Industrial Technologies and Services Segment	$(15,545)	$(25,436)	$(38,312)	$(57,199)
Environmental Technologies and Services Segment	740	115	1,235	(278)
Total	$(14,805)	$(25,321)	$(37,077)	$(57,477)

CARBO Ceramics Second Quarter 2018 Earnings Release

July 26, 2018

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2018	2017	2018	2017
Net loss	$(14,812)	$(24,822)	$(37,084)	$(57,266)
Interest expense, net	2,084	1,627	4,101	3,715
Income tax expense (benefit)	7	(499)	7	(211)
Depreciation and amortization	8,943	11,509	17,969	23,391
EBITDA	$(3,778)	$(12,185)	$(15,007)	$(30,371)
Gain on disposal or impairment of assets	(55)	—	(59)	—
Loss on sale of Russian proppant business	350	—	350	—
Other charges	2	3	342	3
(Gain) loss on derivative instruments	(412)	309	(630)	1,200
Adjusted EBITDA	$(3,893)	$(11,873)	$(15,004)	$(29,168)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.

Balance Sheet Information

	June 30,	December 31,
	2018	2017
	(in thousands)
Assets
Cash and cash equivalents	$45,681	$68,169
Restricted cash (current)	5,408	6,935
Other current assets	128,409	120,693
Restricted cash (long-term)	3,857	3,281
Property, plant and equipment, net	307,682	324,186
Goodwill	3,500	3,500
Intangible and other assets, net	9,420	13,834
Total assets	$503,957	$540,598
Liabilities and Shareholders’ Equity
Derivative instruments	$1,189	$2,537
Notes payable, related parties (current)	27,040	—
Other current liabilities	35,439	39,894
Deferred income taxes	234	230
Long-term debt and notes payable, related parties, net	61,039	87,738
Other long-term liabilities	5,863	4,434
Shareholders’ equity	373,153	405,765
Total liabilities and shareholders’ equity	$503,957	$540,598

Contact:
Mark Thomas, Director, Investor Relations

(281) 921-6458